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                                                                    EXHIBIT 99.2



                         CONSENT OF GOLDMAN, SACHS & CO.


February 7, 2000

Board of Directors
Redback Networks Inc.
1310 Moffett Park Drive
Sunnyvale, CA 94089

Re:     Registration Statement (File No. 333-95947) of Redback Networks Inc.

Ladies and Gentlemen:

Reference is made to our opinion letter dated November 28, 1999 with respect to the fairness from a financial point of view to Redback Networks Inc. ("Redback") of the issuance of up to 31,341,986 shares of Redback common stock, par value $0.0001 per share, to the holders of all of the issued and outstanding shares of common stock of Siara Systems, Inc., par value $0.001 per share (the "Siara Common Shares"), and to the holders of all of the issued and outstanding shares of Siara preferred stock, par value $0.001 per share (the "Siara Preferred Shares," and together with the Siara Common Shares, the "Siara Shares"), in exchange for all of the issued and outstanding Siara Shares, pursuant to the Merger Agreement and Plan of Reorganization, dated as of November 28, 1999, by and among Redback, Siara and, solely for purposes of Article 6 thereof, Vivek Ragavan, as Stockholder Agent.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of Redback in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Redback has determined to include our opinion in the above-referenced Registration Statement.


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In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "SUMMARY - Opinion from Redback's Financial Advisor", "THE MERGER -- Background of the Merger", "THE MERGER -- Reasons for the Merger" and "THE MERGER -- Opinion of Redback's Financial Advisor" and to the inclusion of the foregoing opinion in the Joint Proxy Statement-Prospectus included in the above-mentioned Registration Statement, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
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GOLDMAN, SACHS & CO.